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                                                                   EXHIBIT 10.56

January 7, 1997

Mr. Seth A. Bakes

3301 Vista Drive

Manhattan Beach, CA 90266

Dear Seth:

    Thank you for coming to visit us in Hawaii last week to observe first hand the operations of C. Brewer Homes, Inc. I believe that you understand and welcome the challenge of this unique Company and on behalf of the Board of Directors, I am pleased to offer you the position of President and Chief Executive Officer of this Corporation under the following terms of employment:

    1. Effective January 20, 1997 you would join the Company at a basic salary of $175,000 which will be increased to $200,000 on July 20, 1997 if the financial health of the Company improves.

    2. Effective April 1, 1997 at the start of the new fiscal year you will have a MICP guideline opportunity of 40% of basic salary. On October 1, 1997 that MICP guideline will be increased to 50% which will then provide you with an annual cash compensation opportunity of $300,000 per year. The target for payout will be the official 1998 Operating Plan which you will submit as CEO prior to the start of the fiscal year on April 1, 1997. Your Annual Operating Plan must be approved by the Board of Directors and you will have complete operating responsibilities for the results of fiscal year 1998 (4/1/97 to 3/31/98).

    3. Immediately following your joining the Company, the Board will grant you an option for 50,000 shares of CBHI stock under the Company's Qualified Option Plan which means your price will be the market price on the NASDAQ at the close of business on January 20, 1997. We will grant you another 50,000 share options at the closing market price on the successful completion of a merger of C. Brewer Homes and another Hawaiian company that we have discussed. The Company will then grant you another option for 50,000 shares of CBHI stock when the stock reaches 5 in the market place, provided this event happens by December 31, 1998. The Company will grant you another option for 50,000 shares when the stock price reaches 8, provided this event happens by December 31, 1999. The Company will then grant you another 50,000 shares when the stock price reaches 11 under the same provisions of the CBHI Qualified Option Plan provided this event happens by December 31, 2000. If the stock reaches 14, before December 31, 2001, the Company will grant you another option for 50,000 shares. When the stock price reaches 17, the Company will grant you another 50,000 share option, provided this event takes place before December 31, 2002. All these shares would be awarded under the CBHI Qualified Option Plan sometimes referred to as the 1993 Stock Option/Stock Issuance Plan.

    4. The Company will provide a rent free home, owned by Wailuku Agribusiness, Inc., for one year as the Company is anxious for you to maximize your CEO effectiveness by living near the central operations of the Company on Maui.

    5. You will be appointed a member of the Board of Directors (without further compensation) at the first Board meeting following your joining the Company.

    6. You will be eligible for all the standard CBHI corporate benefits including two weeks vacation after six month's service and four weeks vacation beginning January 20, 1998. I have asked Kim Peterson to send you a packet of all the CBHI benefit programs.

    7. The Company will pay for moving expenses for you and your family from Los Angeles to Wailuku, Maui under the standard CBHI relocation policy.

    8. As a transition allowance, the Company will pay you one month's salary immediately upon joining the Company on January 20, 1997.
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Page 2

Seth Bakes

January 7, 1997

    9. In the event this new position does not 'work out' for you or the Company within the first year, you will receive six month's salary and relocation expenses for your family back to California. However, if you take another position with another company, or if you and the Company part ways 'for cause', this provision will not be valid.

    10. The Company will provide an MICP minimum guideline payment of 40% for the fiscal year 1998 provided the Company has reasonable earnings and your performance is satisfactory.

    11. The Company will pay for normal living expenses (hotel, etc.) until the Wailuku Agribusiness house is available and the Company will make its best efforts to make the house available by February 1, 1997.

    We trust that this is a competitive offer for you and for the Company whose balance sheet needs immediate improvement. A very high priority for you will be the reduction of G and A expense which is too high for the number of homes that are presently being built and sold. I'm also enclosing an interesting article entitled KEY ATTRIBUTES FOR THE SUCCESSFUL CEO as I want you to succeed in your first position as a Chief Executive Officer.

    Nearly 37 years ago, I moved my family consisting of a daughter 6, a daughter 3, and a daughter 6 months, to a new community where I undertook a new position of leadership. Although it was a total adjustment, it was one of the best things that ever happened to my career. I had the same experience 21 years ago when I came to Hawaii to become the CEO of C. Brewer and Company, Limited when I received an option for 'only' 10,000 shares. I know the tasks and challenges that are ahead of you, but there is no greater satisfaction than tackling a new difficult challenge and I want to wish you every success. Running CBHI is a wonderful opportunity and I am confident that you will do a fine job. Best wishes for your continued success and please sign below to indicate your acceptance of this generous offer of employment.

                                          Yours very sincerely,

                                          /s/ J.W.A. BUYERS
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                                          J.W.A. Buyers

JWAB:llm

enclosure

/s/ SETH A. BAKES 1/7/97
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Accepted

Seth A. Bakes